UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TrustCo Bank Corp NY

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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 19, 2008, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	Election of directors.

2.	Ratification of the appointment of KPMG LLP as TrustCo’s independent auditors for 2008.

3.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,

Thomas M. Poitras
Secretary

April 7, 2008

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
May 19, 2008

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (“TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. local time on Monday, May 19, 2008, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303.  This proxy statement and the form of proxy were first mailed to shareholders on or about April 7, 2008.

The record date for the Annual Meeting is March 27, 2008.  Only shareholders of record at the close of business on March 27, 2008 are entitled to notice of and to vote at the Annual Meeting.  Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold.  Each share of TrustCo’s common stock has one vote, and, as of March 1, 2008, there were 75,526,851 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting.  Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in determining a quorum.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card.  If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors.  The board of directors recommends that shareholders vote:

•	For” each of the nominees for director, and

•	For” ratification of the appointment of KPMG LLP as TrustCo’s independent auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.  TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited hereby has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or our wholly owned subsidiary, Trustco Bank.  These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services.  TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $5,250 plus expenses and a delivery fee of $2,250.  The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Item 1.  Election of Directors

The first item to be acted upon at the Annual Meeting is the election of two directors to serve on the TrustCo board of directors.  The nominees for election as directors for three-year terms expiring at TrustCo’s 2011 Annual Meeting are Anthony J. Marinello, M.D, PhD and William D. Powers.  Each of the nominees is an incumbent director and was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders.  Currently, the number of directors is fixed at seven.

TrustCo’s Certificate of Incorporation and Bylaws require TrustCo’s board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years. Directors who reach the mandatory retirement age of 75 during their term of office cease to be directors and must vacate their office.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board.  Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “For” the election of TrustCo’s nominees.  If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend.  Each of TrustCo’s nominees has consented to being named in this Proxy Statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2007 has been furnished by each director and nominee or has been obtained from TrustCo’s records.  TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES
NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR
THREE-YEAR TERM TO EXPIRE IN 2011

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class

Anthony J. Marinello, M.D., Ph.D., Age 52, Physician. Director of TrustCo and Trustco Bank since 1999.	65,678	*

William D. Powers, Age 66, Partner, Powers & Company, LLC (consultants). Director of TrustCo and Trustco Bank since 1995.	129,044	*

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class

Joseph A. Lucarelli, Age 67, President, Traditional Builders (residential home builder and developer). Former President, Bellevue Builders Supply, Inc. Director of TrustCo and Trustco Bank since 1999.	160,023	*

Thomas O. Maggs, Age 63, President, Maggs & Associates, The Business Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank since 2005.	7,600	*

Robert A. McCormick, Age 71, Chairman of TrustCo and Trustco Bank since 2001. President and Chief Executive Officer of TrustCo and Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank since 1980. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Robert A. McCormick is the father of Robert J. McCormick.	2,741,117	3.59
____________________
See footnotes on page 5 .

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class

Robert J. McCormick, Age 44, President and Chief Executive Officer of TrustCo since January 2004, executive officer of TrustCo since 2001 and President and Chief Executive Officer of Trustco Bank since November 2002. Director of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1995. Robert J. McCormick is the son of Robert A. McCormick.	1,352,718	1.77

William J. Purdy, Age 73, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank since 1991.	60,949	*

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class

Robert T. Cushing, Age 52, Executive Vice President and Chief Financial Officer of TrustCo since January 2004, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank since 1994. Joined TrustCo and Trustco Bank in 1994.	1,053,514	1.40

Scot R. Salvador, Age 41, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank since January 2004. Executive officer of TrustCo and Trustco Bank since 2004. Joined Trustco Bank in 1995.	365,740	*

Robert M. Leonard, Age 45, Assistant Secretary of TrustCo and Trustco Bank since 2006. Secretary of TrustCo and Trustco Bank 2003-2006, Administrative Vice President of TrustCo and Trustco Bank since 2004. Executive officer of TrustCo and Trustco Bank since 2003. Joined Trustco Bank in 1986.	80,752	*
___________________
See footnotes on page 5.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class

Sharon J. Parvis, Age 57, Assistant Secretary of TrustCo and Trustco Bank since 2005, Vice President of Trustco Bank since 1996. Executive officer of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1987.	81,177	*

Thomas M. Poitras, Age 45, Secretary of TrustCo and Trustco Bank since 2006. Assistant Secretary of TrustCo and Trustco Bank since 2003, Vice President of Trustco Bank since 2001. Executive officer of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1986.	64,649	*
_____________
*Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (12 INDIVIDUALS) BENEFICIALLY OWN 6,162,961 SHARES OF COMMON STOCK, WHICH REPRESENTS 7.88% OF THE OUTSTANDING SHARES.

Footnotes:
(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)
Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below.  Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers:  Dr. Anthony J. Marinello, 27,510 shares; William D. Powers, 123,044 shares; Robert J. McCormick, 102,512 shares; and Robert M. Leonard, 10,722 shares.  Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities:  Robert T. Cushing, 456,680 shares; Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 492 shares; Robert A. McCormick, 68,994 shares; Robert J. McCormick, 7,656 shares; and Robert M. Leonard, 3,002 shares.  Voting authority for 37,646 shares owned beneficially by Robert J. McCormick is vested in Trustco Bank as trustee for a trust the beneficiary of which is Robert J. McCormick.  Included for Robert J. McCormick are 112,936 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 78,301 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family.  The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares:  Robert T. Cushing, 596,833 shares; Robert M. Leonard, 45,500 shares; Joseph A. Lucarelli, 14,040 shares; Thomas O. Maggs, 2,000, Dr. Anthony J. Marinello, 19,727 shares; Robert A. McCormick, 1,059,500 shares; Robert J. McCormick, 823,458 shares; William D. Powers, 6,000 shares; William J. Purdy, 16,685 shares; Scot R. Salvador, 323,805 shares; Sharon J. Parvis, 76,723 shares; and Thomas M. Poitras, 40,000 shares.

Board Meetings and Committees

TrustCo’s full board held eight meetings during 2007. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Global Select Market.  TrustCo’s independent directors met in executive session twice during 2007.

TrustCo approved the establishment of a Corporate Governance Committee at the Board of Directors meeting February 19, 2008.  The purpose of the committee is to assist the board to develop, recommend and review governance guidelines applicable to the Company.  The directors appointed to serve on the Corporate Governance Committee are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, Robert A. McCormick, William D. Powers, and William J. Purdy.  The charter of the Corporate Governance Committee is attached to this proxy statement as Appendix A.

TrustCo maintains a standing Audit Committee, which held four meetings in 2007.  The directors currently serving on the Audit Committee are William D. Powers (Chairman), Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas O. Maggs, and William J. Purdy.  The function of the Audit Committee is to review TrustCo’s and Trustco Bank’s internal audit procedures and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank.  In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. For a more detailed description of the Audit Committee’s activities, refer to the discussion under Audit Committee.

TrustCo’s Compensation Committee held four meetings in 2007.  The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy.  The function of the Compensation Committee is to review general compensation practices of TrustCo and Trustco Bank and to recommend to the board of directors the salary and benefits for executive officers.  Please refer to the discussion under “Compensation Committee” for a more detailed description of the Compensation Committee’s activities.

TrustCo provides an informal process for shareholders to send communications to the board.  Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, all of the directors are encouraged to attend such meetings, and all of the directors attended the 2007 Annual Meeting.

Director Nomination Policies

Each of the nominees slated for election at the Annual Meeting is an incumbent director and was considered and selected by the board of directors.  The nominees were considered and approved unanimously by TrustCo’s independent directors.

The board of directors believes it is appropriate for TrustCo not to have a standing nominating committee because a high proportion (five out of seven) of TrustCo’s directors are independent directors under The NASDAQ Global Select Market’s listing qualifications rules. Moreover, the board believes that all of its directors have significant expertise in the operations and needs of TrustCo and its board and have valuable insights to offer regarding the value that qualified directors can bring to TrustCo and whether at any given time there might be any needs that the board may have that are not being adequately served by the current board members.  Consequently, the board believes TrustCo and its shareholders are best served by having all directors participate in the deliberative process of choosing nominees for directors of TrustCo.

To provide guidance to the board in its consideration of nominees for board membership, TrustCo’s board of directors has adopted a Director Nominations Policy.  A copy of this policy, which was amended at the board’s February 2008 meeting, is included as Appendix B to this proxy statement.  The board believes that it is the responsibility of each member of the board to identify, and bring to the attention of the full board, persons who may be suitable for election to the board, and the board maintains an active file of potential suitable candidates for consideration as nominees.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies.

After a potential candidate is identified, the board will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the board. From time to time, but at least once each year, the full board meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by a majority of the independent members of the board.

The board will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s Bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days’ notice of the meeting is provided.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the chief executive officer and the executive officers named in the Summary Compensation Table that appears elsewhere in this Proxy Statement.  Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo’s senior management with those of its shareholders.  The Compensation Committee does not have a charter.

Compensation Committee Report.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of TrustCo and Trustco Bank.  Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:	Joseph A. Lucarelli, Chairman
Dr. Anthony J. Marinello
Thomas O. Maggs
William D. Powers
William J. Purdy

Compensation Committee Interlocks and Insider Participation.  Thomas O. Maggs is the president and principal owner of Maggs & Associates, The Business Insurance Brokers, Inc. (“Maggs & Associates”), Schenectady, New York, an insurance brokerage.  TrustCo has retained Maggs & Associates for assistance in obtaining commercial insurance coverage and paid Maggs & Associates commission premiums for such services of $88,770 in 2007 (see “Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates”).  There are no other interlocking relationships as defined by the rules adopted by the Securities and Exchange Commission, and no TrustCo or Trustco Bank officer or employee is a member of the Compensation Committee.

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing independent, objective oversight of TrustCo’s accounting functions, internal controls, and financial reporting process.  The Audit Committee is composed of five directors, each of whom is independent under listing standards of The NASDAQ Global Select Market.  Additionally, each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards.  In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the Committee.

The Audit Committee operates under a written charter approved by the board of directors.  Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate.  A copy of TrustCo’s Audit Committee Charter, which was reviewed and approved without amendment by TrustCo’s board of directors on February 19, 2008, was attached to TrustCo’s proxy statement for its 2007 Annual Meeting of Shareholders.  The Audit Committee Charter is available on TrustCo’s website, www.trustcobank.com.

The following table presents fees for professional audit services rendered by KPMG LLP (“KPMG”) for the 2007 and 2006 audits of TrustCo’s annual consolidated financial statements and the effectiveness of internal controls over financial reporting, and fees billed for other services provided by KPMG during 2007 and 2006.

	2007	2006
Audit fees	$399,000	$340,000
Audit related fees(1)	15,000	12,000
Tax fees(2)	255,290	117,600
All other fees(3)	68,800	87,950
Total fees	$738,090	$557,550

(1)	For 2007 and 2006, audit related fees consisted of audit and accounting related services.
(2)
For 2007, tax fees consisted of tax return preparation services and tax advice, such as assistance with tax audits.  For 2006, tax fees included tax return preparation and other tax compliance services.

(3)	For 2007, all other fees consisted of accounting research and consultation on emerging accounting standards and tax planning services. For 2006, all other fees included tax planning services.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s independent accountants.  In certain circumstances, the committee chairman has authority to preapprove services from the Company’s independent accountants, which services are then reviewed and approved at the next Audit Committee meeting.  As such, all of the services described above were approved by the Audit Committee.

Audit Committee Report.  Management is responsible for TrustCo’s internal controls and financial reporting process.  TrustCo’s independent accounting firm, KPMG, is responsible for performing an independent audit of TrustCo’s consolidated financial statements as well as an audit of the effectiveness of internal controls over financial reporting in accordance with auditing standards generally accepted in the United States of America and issuing reports thereon.  TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures.  The Audit Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.  In performing its oversight, the Audit Committee reviews the performance of KPMG and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and KPMG to review and discuss TrustCo’s December 31, 2007 consolidated financial statements.  The Audit Committee also discussed with KPMG the matters required by professional standards and received the written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee discussed KPMG’s independence with KPMG and has considered whether the nonaudit services provided by KPMG during the fiscal year ended December 31, 2007 were compatible with maintaining KPMG’s independence.  The Committee has concluded that the nonaudit services provided do not impair the independence of KPMG.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:	William D. Powers, Chairman
Joseph A. Lucarelli
Dr. Anthony J. Marinello
Thomas O. Maggs
William J. Purdy

Vote Required and Recommendation

The two nominees for election to the TrustCo board for three-year terms expiring at the 2011 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Item 2.  Ratification of the Appointment of Independent Public Accounting Firm

KPMG was the independent auditor for TrustCo for the year ended December 31, 2007, and the audit committee has again recommended them, and the board of directors has appointed them, as the independent auditor for the year ending December 31, 2008.  A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors.  The independent auditors will perform such other nonaudit services as may be required of them.  Representatives of KPMG are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

During the year ended December 31, 2007, KPMG provided various audit and nonaudit professional services to TrustCo.  Audit services so provided included audit of the consolidated financial statements of TrustCo, the effectiveness of internal controls over financial reporting, review, assistance, and consultation in connection with the filing of the Form 10-K Annual Report with the SEC and assistance with accounting and financial reporting requirements.  Nonaudit services so provided included the preparation of corporate tax returns, tax planning and certain consultations regarding accounting matters.  Please refer to the report of TrustCo’s Audit Committee for additional information about the services provided by KPMG.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of common stock is required to ratify the appointment of KPMG as independent auditors for the year ending December 31, 2008.  Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal.  Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting.  However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of TrustCo’s compensation program are to attract, retain and motivate outstanding executive talent.

The Company seeks to offer a compensation structure that is designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value. TrustCo combines both annual and long-term cash and stock incentives with its overall business plans and objectives. The total executive compensation opportunity is intended to create a compensation program that maximizes executive talent with a high level of performance. It is the intention of the compensation program to reward executive officers for achieving the objectives of TrustCo through their dedication and best efforts of their time and attention to the affairs of the company.

The Compensation Committee of the board of directors has the responsibility of establishing annual salaries and reviewing and implementing bonuses and long-term incentives for the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) and also assists the senior management of the Company, including the Chief Executive Officer, in making compensation decisions with respect to the Company’s other executive officers. It is the aim of the Compensation Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance.  In making any such determination, the Compensation Committee will consider a number of factors that include TrustCo’s and Trustco Bank’s return on equity, attainment of net income goals, how the Company performs against its peers in the banking environment, total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility with the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year. The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market.  The Company uses discretion when determining compensation levels and considers all of the above criteria.  It does not assign a specific weight to any of these factors.

For purposes of the competitive structure of the compensation system, the Compensation Committee utilizes an industry group of regional bank holding companies for performance and compensation comparisons.  The members of this group are Regions Financial Corp., Wells Fargo & Co., SunTrust Banks Inc., Comerica Inc., U.S. Bancorp., M&T Bank Corp, BB&T Corp., Wachovia Corp., Huntington Bancshares Inc., KeyCorp, National City Corp., PNC Financial Services Group, Popular Inc., Zions Bancorporation, Marshall & Ilsley Corp, Fifth Third Bancorp, and First Horizon National Corp.  While TrustCo is comparatively smaller in terms of asset size than members of this peer group, the Compensation Committee believes the Company compares favorably with these institutions in terms of overall corporate performance, particularly when the Committee takes into consideration what it considers to be the unique size of TrustCo’s executive group as compared to other financial institutions.  Utilizing performance data prepared by SNL Financial, a financial information research firm, TrustCo’s 2006 overall performance compared favorably with that of the peer group.  As calculated by SNL Financial, TrustCo’s return on average assets and return on average equity were 1.52% and 19.68% for 2006 compared to the average of the peer group of 1.44% and 15.22%.  TrustCo’s 2006 efficiency ratio of 41.97% compared extremely favorable to the peer group whose efficiency ratio was 58.72%.  TrustCo and Trustco Bank currently operate with three senior executive officers, all of whom have a very broad scope of responsibilities, whereas all other institutions in this peer group have a larger pool of such officers.  Messrs. McCormick, Cushing and Salvador have all operating departments reporting to them including the departments headed by Mr. Leonard and Ms. Parvis.  Though the executive officers are paid less than the average of the peer group, the Compensation Committee believes the compensation levels are appropriate when all factors are considered.

There are three basic elements to TrustCo’s compensation program, each of which has sub-elements: annual compensation (salary and bonus), long-term compensation (stock options and performance bonus programs), and retirement (defined benefit pension plan, profit sharing/401(k) plan, and supplemental retirement plan). As a general matter, compensation decisions with respect to each of the basic elements of the compensation program are made independently of the decisions made with respect to the other elements. The Compensation Committee does, however, consider the total compensation paid or payable to an officer when making compensation decisions.

Annual Compensation Components

Annual compensation for TrustCo’s executive officers is comprised of salary and annual bonus.

Salary.  Annual salary is the base compensation for the Company’s officers and is designed to reward officers for services rendered by them during the year.  The salaries for TrustCo officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by other institutions for similar positions; along with the performance of these companies relative to the performance of the Company.  Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

Based upon its review of the compensation paid by members of the peer group, the Compensation Committee believes that TrustCo’s base salaries are well within the limits of the institutions in the peer group and has recommended that the base salaries for Robert J. McCormick, Robert T. Cushing, and Scot Salvador remain at $360,000, $300,000, and $225,000 respectively for 2008.  The average chief executive officer base salary for the peer group was $941,986 compared to $360,000 for Mr. McCormick.  The average base pay for executive officers of the peer group was $601,921 compared to $300,000 for Mr. Cushing and $225,000 for Mr. Salvador.  In determining these salaries, TrustCo requires that these salaries be competitive within the peer group, along with comparing the level of responsibility of the peer group with the scope of responsibility of TrustCo executives.  The salaries for Robert M. Leonard and Sharon J. Parvis, and other executive officers of TrustCo are determined by Mr. McCormick, the Company’s Chief Executive Officer with the assistance of the Compensation Committee.  In determining this compensation, the CEO takes into consideration the Company’s overall financial performance along with the performance of the individual and the responsibilities each officer holds within the organization.  Each officer’s performance is reviewed annually, taking into account all levels of profitability, the officer’s banking experience and the goals of each department for which the officer has responsibility.  After the Chief Executive Officer’s review, and discussion with the Compensation Committee, the salaries for Robert M. Leonard and Sharon J. Parvis were placed at $120,000 each.

Annual Bonus.  TrustCo seeks to motivate executive officers to achieve superior performance by linking a significant percentage of annual compensation to performance.  It is also TrustCo’s view that performance should be closely tied with promoting shareholder value. In furtherance of these objectives, Trustco Bank established the Executive Officer Incentive Plan under which annual senior executive bonuses are determined by return on equity (defined in the plan as net income divided by the sum of average total shareholders’ equity exclusive of average accumulated other comprehensive income or loss minus any equity transaction directly in conjunction with a merger or acquisition).  No bonus is payable if the return on equity is below 13%, and for returns of 13% and above, the bonus is determined by the application of the following formula:

Return on Equity	Bonus (As a Percentage of Salary)
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	105%
19%	125%*
*	The bonus percentage will be further increased by 15% for each percentage point the return on equity of TrustCo Bank Corp NY exceeds 19%.

This formula was determined by establishing return on equity thresholds that are considered by the Compensation Committee to be above average by industry standards and determining a bonus as a percentage of annual salary that would be a meaningful element of annual compensation.  As noted above, the formula would provide a 40% bonus be paid to the executive officers if the return on equity (ROE) ends the year at 13%.  Below that level, no bonus would be generated to the executive officers.  The Compensation Committee believes this percentage of annual compensation coming from the annual bonus is reasonable and provides an incentive for enhanced performance.  The Compensation Committee considers return on average equity to be the most important factor when determining how shareholder value has been enhanced over a given measurement period and it aligns the actual returns of the Company in the form of net income with the retained shareholders’ equity.  This is a common industry ratio and is easily compared to peer group averages, which provide the committee a comprehensive and easily obtainable evaluation of the Company’s relative performance.

Annually, the Compensation Committee reviews the operation of the Executive Officer Incentive Plan with respect to its objectives and decides whether or not the plan, including the performance measures and payout amounts, should be revised or amended. In evaluating the plan, the Committee utilizes performance data prepared by SNL Financial, a financial information and research firm, with respect to the above-described peer group.  The Compensation Committee noted that the peer group reported average returns on equity of 15.22% for 2006, 15.93% for 2005, and 16.46% for 2004 as compared to TrustCo with a return on equity of 19.68% for 2006, 26.04% for 2005, and 25.27% for 2004.  The Committee also noted that TrustCo compared favorably to the peer group when other performance measures are used, such as return on average assets (for 2006, 1.44% for the peer group and 1.52% for TrustCo) and efficiency ratio (also for 2006, 58.72% for the peer group and 41.97% for TrustCo).

The annual bonuses for the Company’s other executive officers, including Ms. Parvis and Mr. Leonard, are paid pursuant to the Trustco Bank Senior Incentive Plan, which is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by the CEO, Mr. McCormick.  The Compensation Committee annually reviews and approves the decisions made under the Senior Incentive Plan.  A major component of the decision-making with respect to awards under the plan is Trustco Bank’s performance under its profit plan.  For each year, a profit plan is developed and submitted to the board of directors for approval.  The profit plan establishes targeted levels for return on assets, total assets, total deposits, and net income. The amount, measured as a percentage of annual salary, of a participant’s bonus is determined in the sole discretion of the CEO, with such determination to take into account Trustco Bank’s performance in the year just ended with respect to the profit plan and the participant’s contribution to such performance.  The return on equity of the Company and Trustco Bank are also taken into account. For 2007, Mr. McCormick determined, after reviewing Trustco Bank’s performance, that the incentive award to be made to each of Ms. Parvis and Mr. Leonard should be 22% of base salary, which amounted to $26,400.

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Cushing, and Salvador that provide that their annual compensation will be their annual base salary plus their incentive bonus under the Executive Officer Incentive Plan.  The agreements also provide for termination and severance benefits, change of control benefits and various other personal benefits.  The Compensation Committee reviews the terms and conditions of the employment agreements in connection with its annual consideration of the Company’s compensation programs.  In 2007, the Committee determined that no changes to the agreements were necessary or appropriate; however, at its March 18, 2008 meeting, the Compensation Committee approved an amendment to each of the employment agreements to provide for the continuation of health insurance benefits for the life of the spouse of each executive if his employment terminates due to his death.  Each of the agreements formerly provided that the executive would be provided with continued health insurance benefits for the longer of his life or the life of his spouse if his employment terminates due only to retirement or disability.  The Compensation Committee determined that it (as well as the full Board of Directors) had intended, in preparing the employment agreements, to provide for continued benefits for the life of the executive’s spouse if the executive died while employed by the Company.

Long-Term Incentive Program

In addition to annual compensation, TrustCo also has implemented a long-term incentive compensation program. TrustCo believes that motivation with respect to long-term goals is achieved through an ownership culture that encourages long-term performance by executive officers through the use of stock-based awards. TrustCo’s long-term incentive program includes stock options and its Performance Bonus Plan.

Stock Options.  TrustCo’s Stock Option Plan has been established to advance the interests of TrustCo and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership.

It is the responsibility of the Compensation Committee to determine the time and amount of stock options awarded and the other terms and conditions of the option awards, including the exercise price, vesting schedule, and expiration dates. The Compensation Committee’s actions are ultimately judgments based upon the Committee’s ongoing assessment and understanding of TrustCo and its executive officers, the performance of its executive officers, and whether an award of stock options would provide an appropriate incentive to the executive officers’ contribution to TrustCo’s future performance. Stock option awards are designed to ensure each executive officer has a sense of ownership in the financial growth of the Company.

On June 1, 2007, the Compensation Committee approved the issuance of options to both the directors and designated employees.  Additional information regarding the option awards is contained in the table captioned “Grant of Plan Based Awards – 2007.”  The options were issued under the 2004 TrustCo Bank Corp NY Directors’ Stock Option Plan and the 2004 TrustCo Bank Corp NY Stock Option Plan.  The options will vest over five years and the option price is the June 1, 2007 closing stock price of TrustCo Bank Corp NY.

Historically, TrustCo has made periodic (generally but not always annual) grants of options to key employees and executive officers.  These grants are made to enhance the link between the creation of shareholder value and long-term executive compensation.  The Compensation Committee approved management’s recommendation for the total number of options to be issued.  The number of options granted to each employee is based on their overall responsibility in reaching TrustCo’s goals and are consistent with previously awarded grants.  The awards vest in equal increments over five years, which is consistent with other years in which grants were awarded.  The Board felt there was no reason to divert from past practices.

Performance Bonus Plan.  The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which generally provides compensation to the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company. The Compensation Committee believes that regional banking institutions such as the Company are continually subject to being acquired by third parties. It is the belief of the Compensation Committee that following a “change of control” TrustCo’s senior executive officers would not have the same level of responsibility as they currently have with TrustCo and that their compensation would thus be adversely affected by the control change. Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation described above), TrustCo and TrustCo Bank implemented a Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary. Through the Performance Bonus Plan, senior executive officers are encouraged to remain with TrustCo and Trustco Bank and seek to increase shareholder value.

Under the Performance Bonus Plan, the senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. The units so awarded vest, and payments under the plan are to be made, fifteen days prior to the closing date of an announced change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment with TrustCo within a period of time prior to a change in control. The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Each of the Company’s senior executive officers has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been awarded only when a person first becomes a senior executive officer.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders.

Retirement Plans

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan.  The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. Each of the executive officers named in this proxy statement participates in the Retirement Plan, but the senior executive officers do not participate in the Profit Sharing/401(k) Plan in light of their participation in the Supplemental Retirement Plan.

In 2006, the Retirement Plan was “frozen,” and there will be no new participants in the plan. Existing participants will be entitled to benefits accrued as of December 31, 2006.  TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan.  To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo.  The Company also determined that it would be able to achieve certain cost savings and expense reductions from freezing the Retirement Plan.

Supplemental Retirement Plan. The Company’s Supplemental Retirement Plan is available only to the senior executive officers and is an unfunded, nonqualified, and noncontributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service; and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company’s annual contribution to the Supplemental Retirement Plan is determined pursuant to a formula set forth in the plan.  The Compensation Committee established the plan to provide supplemental benefits; however, annual contributions are not specifically evaluated by the Compensation Committee in determining annual compensation.

The Supplemental Retirement Plan, together with the Retirement Plan promotes executive retention and allows the executive to focus on the long-term success of TrustCo. Participation in the Plan is limited to a select group of Executives of TrustCo who are highly compensated employees and an employee must be selected by the Board of Directors to participate in the Plan.

Executive Compensation Payments and Awards

The following table sets forth, for the fiscal year ended December 31, 2007, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo. Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Sharon J. Parvis) has an employment agreement and a supplemental retirement agreement.   These agreements are described in subsequent pages.

Summary Compensation Table

	Year	Salary	(1) Bonus	Stock Awards	(2) Option Awards	Non-equity Incentive Plan Compensa-tion	(3) Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	(4) All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. McCormick
President & Chief Executive Officer, TrustCo and Trustco Bank	2007	360,000	324,000	- -	22,633	- -	6,847	240,693	954,173
	2006	370,000	388,500	- -	- -	- -	21,534	242,247	1,022,281
Robert T. Cushing
Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank	2007	300,000	270,000	- -	18,861	- -	12,487	206,062	807,410
	2006	302,500	317,625	- -	- -	- -	35,694	203,874	859,693
Scot R. Salvador
Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank	2007	225,000	202,500	- -	16,975	- -	4,613	169,180	618,268
	2006	208,125	218,531	- -	- -	- -	21,297	159,997	607,950
Robert M. Leonard
Assistant Secretary, Administrative Vice President, TrustCo and Trustco Bank	2007	120,000	26,400	- -	849	- -	4,178	6,005	157,432
	2006	115,000	25,300	- -	- -	- -	15,491	8,313	164,104
Sharon J. Parvis
Assistant Secretary, TrustCo and Trustco Bank and Vice President, Trustco Bank	2007	120,000	26,400	- -	7,275	- -	11,105	- -	164,780
	2006	115,000	25,300	- -	- -	- -	29,627	- -	169,927

Summary Compensation Table Footnotes:
(1)
The bonus payments included in column (d) for Messrs. McCormick, Cushing, and Salvador are calculated in accordance with the Executive Officer Incentive Plan. The bonus payments for Mr. Leonard and Ms. Parvis are based upon the Trustco Bank Senior Incentive Plan.  The operation of these plans is discussed in the “Compensation Discussion and Analysis.”

(2)
Included in column (f) is the value, calculated in accordance with Statement of Financial Accounting Standards No. 123R (Share Base Payment) for the stock option awards in 2007 (no option grants were made in 2006).  Costs are spread over the vesting period of five years.  The assumption made in the valuation of the awards are described in note 11 to TrustCo’s consolidated financial statements for the years ended December 31, 2007 and 2006.

(3)
The information contained in column (h) is derived from the increase in value of vested benefits accrued under the Trustco Retirement Plan.  See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4)
Included in column (i) are all other compensation paid to the named executive officers including tax expenses (of $26,000, $30,000 and $22,000 for Messrs. McCormick, Cushing and Salvador, respectively, for 2007) incurred on deferred retirement plans and other benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs.  Also included in this column is nonqualified deferred compensation in accordance with the TrustCo Supplemental Retirement Plan as described further under “Nonqualified Deferred Compensation.”  For 2007, the Company recognized under this plan $182,000, $139,000, and $119,000 of expense for Messrs. McCormick, Cushing, and Salvador, respectively.  For 2006, the Company recognized under this plan $189,000, $134,000, and $105,000 of expense for Messrs. McCormick, Cushing, and Salvador, respectively.

TrustCo and Trustco Bank have entered into employment contracts with Messrs. McCormick, Cushing, and Salvador that provide that their annual compensation will be their annual base salary plus their incentive bonus under the Executive Officer Incentive Plan.  (The employment agreements are substantially the same.)  The annual base salary of each officer may not be less than his annual base salary for the preceding calendar year (except in the initial year of the agreement), and each officer is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank.  Because they participate in the Executive Officer Incentive Plan, however, the officers are not eligible to participate in any employer contributions to the Trustco Bank Profit Sharing/401(k) Plan.

If any of Messrs. McCormick, Cushing or Salvador terminates his employment due to retirement or disability, he will be provided, at no cost to him, with continued health insurance benefits for the longer of his life or the life of his spouse.  Effective March 18, 2008, each of the employment agreements were amended to provide that the health insurance benefit would continue for the life of the officer’s spouse if the officer’s employment terminates due to his death.  Group life insurance benefits for the officer are also provided.  These benefits are in addition to the general disability, death benefit, retirement, and pension plans maintained by TrustCo and Trustco Bank.  The employment agreements generally define retirement as the earliest retirement date applicable to the executive in question under the Retirement Plan of Trustco Bank.  The term “disability” is defined as a mental or physical condition (i) in the opinion of a physician mutually agreed upon by the boards of directors of TrustCo and Trustco Bank and the executive officer that will prevent the executive officer from carrying out the material job responsibilities or duties to which he was assigned at the time the disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated within twelve months prior to or two years after a change of control, for any reason other than good cause or retirement at the mandatory retirement age, then the officer will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days of termination.  Upon the announcement of a change of control, an officer may notify TrustCo and Trustco Bank of his intent to terminate employment as of the date of the change in control, and the officer will then receive these benefits no later than fifteen days prior to the consummation of the change in control.  Each officer is also entitled to the pro rata portion of his annual award under the Executive Officer Incentive Plan, payable no later than fifteen days prior to the closing date of the change in control or, if the change in control is unannounced, within ten days after the change in control.  The employment agreement also provides for a gross-up payment in the event that the amount payable upon an officer’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In addition, each employment agreement provides for the payment in full of each officer’s retirement, pension, and profit sharing plan compensation; the cost of any legal expenses incurred as a result of such termination; and the transfer of the executive officer’s company car (at book value) and country club membership.

Under the employment agreements, a “change in control” of either of TrustCo or Trustco Bank means any of the following events:

♦
any individual, corporation or other entity or group of persons acting in concert becomes the beneficial owner of 20% or more of the voting power for the election of directors of either of TrustCo or Trustco Bank;

♦
a consolidation, merger or other business combination involving either of TrustCo or Trustco Bank is consummated in which holders of the voting securities of either of those entities immediately prior to consummation own, as a group, immediately after such consummation, voting securities of either of the entities (or voting securities of the entity or entities surviving such transaction) having 60% or less of the total voting power in an election of directors;

♦
during any period of two consecutive years, individuals who at the beginning of such period constitute the directors of either of TrustCo or Trustco Bank cease for any reason to constitute at least a majority thereof unless the election, or nomination for election by either of TrustCo’s or Trustco Bank’s shareholders, was approved by a vote of at least two-thirds of the directors of either of TrustCo or Trustco Bank then still in office who were directors at the beginning of the period;

♦	removal by the shareholders of all or any of the incumbent directors of either of TrustCo or Trustco Bank, other than a removal for cause; and

♦
a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of either of TrustCo or Trustco Bank is completed with a party that is not controlled by or under common control with either of TrustCo or Trustco Bank.

Each of the employment agreements defines “termination” to include (a) any reduction in then-current annual compensation (including executive incentive compensation), disability, death, retirement, pension, or profit sharing benefits (unless such reductions are applied to all Trustco Bank employees as part of a validly adopted plan of cost containment) or their responsibilities or duties; (b) either TrustCo’s or Trustco Bank’s relocation or a change in an officer’s base location; (c) receipt of a nonrenewal notice pursuant to the employment agreement, or (d) the unilateral election by an officer to terminate the employment agreement.

Awards Under Option Plans

The following tables set forth information relating to grants of plan-based awards to the named executive officers during 2007 and relating to all options held at December 31, 2007 by those officers.

Grant of Plan Based Awards – 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1) ($/share)	Grant Date Fair Value of Option Awards(2) ($)
Robert J McCormick	06/01/2007	200,000	9.91	194,000
Robert T. Cushing	06/01/2007	100,000	9.91	97,000
Scot R. Salvador	06/01/2007	150,000	9.91	145,500
Robert M. Leonard	06/01/2007	7,500	9.91	7,275
Sharon J. Parvis	06/01/2007	7,500	9.91	7,275

(1)	Exercise price is the closing price of the Company stock on the grant date.
(2)
Fair Value is calculated in accordance with Statement of Financial Accounting Standards No. 123 R (Share Base Payment).  The assumptions made in the valuation of the awards are described in note 11 to TrustCo’s consolidated financial statements for the years ended December 31, 2007 and 2006.

Outstanding Equity Awards at Fiscal Year-End 2007
Option Awards
			Equity
			Incentive
			Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable(1)	Options	Price	Date(2)
	(#)	(#)	(#)	($)
Robert J. McCormick	14,758	0	0	8.71	06/16/2008
	52,900	0	0	10.00	06/24/2009
	52,900	0	0	9.47	01/18/2010
	52,900	0	0	9.75	03/16/2011
	150,000	0	0	11.83	07/24/2012
	300,000	0	0	13.55	11/19/2014
	200,000	0	0	12.15	01/21/2015
	0	200,000	200,000	9.91	06/01/2017
Robert T. Cushing	95,796	0	0	10.00	06/24/2009
	95,237	0	0	9.47	01/18/2010
	105,800	0	0	9.75	03/16/2011
	100,000	0	0	11.83	07/24/2012
	100,000	0	0	13.55	11/19/2014
	100,000	0	0	12.15	01/21/2015
	0	100,000	100,000	9.91	06/01/2017
Scot R. Salvador	7,935	0	0	10.00	06/24/2009
	7,935	0	0	9.47	01/18/2010
	7,935	0	0	9.75	03/16/2011
	50,000	0	0	11.83	07/24/2012
	150,000	0	0	13.55	11/19/2014
	100,000	0	0	12.15	01/21/2015
	0	150,000	150,000	9.91	06/01/2017
Robert M. Leonard	23,000	0	0	9.75	03/16/2011
	7,500	0	0	11.83	07/24/2012
	7,500	0	0	13.55	11/19/2014
	7,500	0	0	12.15	01/21/2015
	0	7,500	7,500	9.91	06/01/2017
Sharon J. Parvis	30,418	0	0	8.71	06/16/2008
	7,935	0	0	10.00	06/24/2009
	7,935	0	0	9.47	01/18/2010
	7,935	0	0	9.75	03/16/2011
	7,500	0	0	11.83	07/24/2012
	7,500	0	0	13.55	11/19/2014
	7,500	0	0	12.15	01/21/2015
	0	7,500	7,500	9.91	06/01/2017

(1)	Stock options granted in 2007 vest in five equal, annual increments beginning on June 1, 2008 and continuing on June 1 of each year thereafter until fully vested.
(2)	Stock options are exercisable for 10 years from the date of grant.

The following table sets forth information about stock options exercised during 2007 by the named executive officers.

Option Exercises - Fiscal Year-End 2007
Option Awards

Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise
	(#)	($)
Robert J. McCormick	46,077	106,063
Robert T. Cushing	110,187	262,245
Scot R. Salvador	18,701	63,906

Value realized upon exercise represents the unrealized difference between the option price and the market price on the date the option was exercised multiplied by the number of option units exercised.  None of the shares of common stock acquired as a result of the exercise of stock options in 2007 have been sold by Messrs. McCormick, Cushing, and Salvador.

In addition to the stock option grants noted above, the Company has issued awards under the TrustCo Bank Corp NY Performance Bonus Plan.  Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan and to former Chief Executive Officer Robert A. McCormick.  The value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change of control” as defined in the plan.  The units so awarded vest and payments under the plan are to be made fifteen days prior to the closing date of an announced change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment with TrustCo within the year prior to a change in control.  A participant in the plan who terminates employment on or after age 65 and continues to serve as a director remains a participant in the plan.  In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit.  In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15.  The unit prices were the TrustCo stock price on the day of the award.  These units have no expiration date and are not valued for accounting purposes until a change of control has occurred.

Pensions and Nonqualified Deferred Compensation Benefits

TrustCo sponsors a defined benefit pension plan covering substantially all employees.  Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment.  Compensation reflects that compensation which is treated as FICA wages without regard to the Social Security taxable wage base.  Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay.  A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:
1.	December 31, 1998 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to three years; plus

Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

As discussed in the Compensation Discussion and Analysis, benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective December 31, 2006.  The following table presents a summary of benefits payable to each of the named executive officers.

Pension Benefits
(December 31, 2007)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	125,819	--
Robert T. Cushing	Retirement Plan of Trustco Bank	13	229,554	--
Scot R. Salvador	Retirement Plan of Trustco Bank	11	84,775	--
Robert M. Leonard	Retirement Plan of Trustco Bank	18	76,794	--
Sharon J. Parvis	Retirement Plan of Trustco Bank	18	204,146	--

(1)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2007, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement:

Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service.

Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Sharon J. Parvis is eligible for early retirement.

The following table provides information regarding nonqualified deferred compensation received by our named executive officers.

Nonqualified Deferred Compensation
(December 31, 2007)

	Executive	Registrant(1)	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	Last Fiscal	Withdrawals/	End of Last
Name	Fiscal Year	Fiscal Year	Year	Distributions	Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	--	182,082	--	--	1,416,887
Robert T. Cushing	--	139,046	--	--	3,103,769
Scot R. Salvador	--	118,577	--	--	629,324

(1)	Such amounts are included within those numbers shown on the Summary Compensation Table.

The amounts contributed for Messrs. McCormick, Cushing, and Salvador reflect the annual contribution for TrustCo’s Supplemental Retirement Plan.  Under this plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under Trustco’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement.  The supplemental retirement plan provides benefits based upon years of service to a maximum of 40 years.  The supplemental account balance of a participant on any valuation date may not exceed $7 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank and has either completed five years of vested service or is eligible for early retirement under the retirement plan.  Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement.

Potential Post-Employment Payments

As discussed above, Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador have entered into employment contracts with the Company that provides for post-employment benefits in the case of retirement or disability and in a change of control.  (The meanings of those terms are discussed above.)  Additionally, in a change of control, the interests of Messrs. McCormick, Cushing, and Salvador in the TrustCo Performance Bonus Plan units they were awarded and their benefits under the medical and life insurance programs vest.

The table below reflects the amount of compensation payable to each of the named officers, including Messrs. McCormick, Cushing and Salvador, in the event of termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to stock options and performance bonus units are based on the fair market value of TrustCo common stock on December 31, 2007 of $9.92. Using that value, all currently unvested options would have a value of $0.01 per share acquired upon exercise of the option, and the performance bonus units awarded to Messrs. McCormick and Salvador would have no value. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Cause and Without Change in Control(2)	Retirement(3) Without Change in Control or Termination Upon Disability(4)	Death[5]	Termination and Change in Control
Robert J. McCormick
Salary and Bonus	$--	$--	$1,023,358	$--	$360,000	$2,045,160
Insurance and other perquisites(6)	--	--	35,533	171,423	--	171,423
Pension benefits(7)	125,819	125,819	125,819	125,819	125,819	125,819
Supplemental Retirement Plan	--	1,416,887	1,416,887	1,416,887	1,416,887	1,416,887
Stock options	--	--	--	--	--	2,000
TOTAL	$125,819	$1,542,706	$2,601,597	$1,714,129	$1,902,706	$3,761,289

Robert T. Cushing
Salary and Bonus	$--	$--	$852,799	$--	$300,000	$1,704,300
Insurance and other perquisites(6)	--	--	35,533	205,523	--	205,523
Pension benefits(7)	229,554	229,554	229,554	229,554	229,554	229,554
Supplemental Retirement Plan	--	3,103,769	3,103,769	3,103,769	3,103,769	3,103,769
Performance bonus plan	--	--	--	--	--	2,083,067
Stock options	--	--	--	--	--	1,000
TOTAL	$229,554	$3,333,323	$4,221,655	$3,538,846	$3,633,323	$7,327,213

Scot R. Salvador
Salary and Bonus	$--	$--	$220,871	$--	$225,000	$1,278,225
Insurance and other Perquisites(6)	--	--	12,271	155,932	--	155,932
Pension benefits(7)	84,775	84,775	84,775	84,775	84,775	84,775
Tax gross-up payment(8)	--	--	--	--	--	544,106
Supplemental Retirement Plan	--	629,324	629,324	629,324	629,324	629,324
Stock options	--	--	--	--	--	1,500
TOTAL	$84,775	$714,099	$947,241	$870,031	$939,099	$2,693,862

Robert J. Leonard
Salary and Bonus	$--	$--	$--	$--	$120,000	$--
Pension benefits(7)	76,794	76,794	76,794	76,794	76,794	76,794
Stock options	--	--	--	--	--	75
TOTAL	$76,794	$76,794	$76,794	$76,794	$196,794	$76,869

Sharon J. Parvis
Salary and Bonus	$--	$--	$--	$--	$120,000	$--
Pension benefits(7)	204,146	204,146	204,146	204,146	204,146	204,146
Stock options	--	--	--	--	--	75
TOTAL	$204,146	$204,146	$204,146	$204,146	$324,146	$204,221
_________________

(See next page for footnotes.)

(1)
“Good Cause” means the named executive officer’s commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)
The amounts in this column represent the present value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing and Salvador, assuming, in the case of Messrs. McCormick and Cushing, no changes in the amount of base salary. The employment agreements of Mr. McCormick and Mr. Cushing renewed on January 1, 2008 for a new term of three years each. Mr. Salvador’s employment agreement expires on December 31, 2008, but will renew automatically for a new three-year term on January 1, 2009 unless the Company’s board determines by June 30, 2008 not to so renew. Ms. Parvis and Mr. Leonard do not have employment agreements with the Company.

(3)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2007, only Ms. Parvis was eligible to receive retirement benefits under such plan. Please also refer to the Pension Benefits table and the related discussion.

(4)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)
The Company provides a death benefit to all employees under which it makes a payment, in the amount of one year’s salary of the deceased employee, to the surviving spouse, if any, of the deceased employee.  At its March 18, 2008 meeting, the Compensation Committee approved an amendment to the employment agreements with Messrs. McCormick, Cushing and Salvador to provide for the continuation of health insurance benefits for the life of the spouse of each executive if his employment terminates due to his death.

(6)
Includes the estimated cost, using the assumptions used for financial reporting purposes under generally accepted accounting principles, of health and life insurance for the lifetime of the named officer or his spouse plus an estimated $40,000 for the transfer of the officer’s company car and $10,000 for the transfer of club membership.

(7)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles.  Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(8)
In the event of termination following a change in control, TrustCo currently anticipates that, of its executive officers, only Mr. Salvador would become subject to the excise tax under Section 4999 of the Internal Revenue Code and would receive the gross-up payment provided for in his employment agreement.  Messrs. McCormick or Cushing would also be entitled to such payments if it is ultimately determined that they would become subject to the Section 4999 excise tax.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Nonequity Incentive Plan Compensa-tion	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	All Other Compensa-tion		Total
	($)	($)	($)(1)	($)	($)	($)		($)
McCormick, RA	117,000	--	1,500	--	--	498,426	(2)	616,926
Lucarelli, JA	108,000	--	1,500	--	--	--		109,500
Maggs, TO	117,000	--	1,500	--	--	--		118,500
Marinello, AJ,	117,000	--	1,500	--	--	--		118,500
Powers, WD	117,000	--	1,500	--	--	--		118,500
Purdy, WJ	117,000	--	1,500	--	--	--		118,500

(1)
On June 1, 2007, directors received options to acquire 2,000 shares of common stock under the Directors’ Stock Option Plan.  These options are fully vested and expire on June 1, 2017.  The exercise price of $9.91 per share was the closing price of the Company stock on the date the option was awarded.  The value of these options as recognized in TrustCo’s financial statements in accordance with generally accepted accounting principles is $0.75 per option share.

(2)
Includes $300,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151 and perquisites of $109,275 (including tax payments on such benefits of $49,830).

Directors who are not also executive officers of TrustCo or Trustco Bank are paid a meeting fee of $9,000.  Directors also may participate in TrustCo’s Directors Stock Option Plan and Directors Performance Bonus Plan.

The Directors Stock Option Plan provides for periodic grant of options to directors as approved by the Compensation Committee of the Board (composed of all independent directors).  The option price is set as the market price on the day the grants are awarded.  No options were granted to directors in 2006.  Outstanding options held by directors are as follows:

Robert A. McCormick*	1,059,500
Joseph A. Lucarelli	14,040
Thomas O. Maggs	2,000
Anthony J. Marinello, M.D.	19,727
William D. Powers	6,000
William J. Purdy	16,685

*Includes 1,053,500 options awarded to Mr. McCormick while he was President and Chief Executive Officer of TrustCo and Trustco Bank.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997.  Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan.  (The definition of change in control is the same as the definition contained in the employment agreements for Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador, which are described above.)  The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control.  Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, and Mr. Maggs, whose base price is $10.59 per unit.  Mr. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer.

TrustCo and Robert A. McCormick have entered into a consulting agreement under which Mr. McCormick will serve as a consultant to the board of directors of TrustCo and to the boards of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as needed basis with respect to matters pertaining to TrustCo and its affiliates.  The services rendered will be as advisory only, and Mr. McCormick's services as a consultant will be rendered during his lifetime at such times and places as may be mutually convenient to the boards and Mr. McCormick.  This contract took effect on June 1, 2006 and has a five-year term.

In compensation for the services to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo will pay Mr. McCormick an annual fee in the amount of $300,000.  This was paid on June 1, 2007 and 2006 and future payments may be in cash or in any other vehicle mutually acceptable to the parties, including but not limited to, life insurance.  The full remaining amount of unpaid annual fees under the consulting agreement will be payable in full in the event of Mr. McCormick’s death or permanent disability.

Also as part of the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, health insurance, estate planning services, and tax payments on these benefits of $49,830.  The cost of these is included in the table as other compensation.

Under the Robert A. McCormick employment agreement, TrustCo and/or Trustco Bank will provide to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement at no cost.  TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.  As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

S.E.C. Form 10-K

TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request.  Requests and related inquiries should be directed to: Thomas M. Poitras, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

TrustCo will provide without charge a copy of its Code of Conduct upon written request.  Requests and related inquiries should be directed to: Robert M. Leonard, Administrative Vice President-Personnel, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount		Percent
Barclays Global Investors, N.A.	5,102,605	(1)	6.77%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd
Barclays Global Investors Japan Trust and Banking Company Limited
Barclays Global Investors Japan Limited
Barclays Global Investors Canada Limited
Barclays Global Investors Australia Limited
Barclays Global Investors (Deutschland) AD
45 Fremont Street
San Francisco, California 94105

Franklin Resources Inc	5,971,744	(2)	7.9%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisory Services LLC
One Franklin Parkway
San Mateo, CA 94403

(1)
Based solely upon Schedules 13G filed with the Securities and Exchange Commission (“SEC”) by the listed persons on February 5, 2008, containing information as of December 31, 2007.  The reporting entities, taken as a whole, report sole voting power with respect to 4,123,123 shares and sole dispositive power with respect to 5,102,605 shares.  According to the filing, the reported shares are held by the reporting entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)
Based solely upon a Schedule 13G filed with the SEC by the listed persons on February 4, 2008, containing information as of December 31, 2007.  Franklin Resources, Inc. (“Franklin”) indicated in the filing that Franklin Advisory Services LLC had sole voting power for 5,852,959 shares and sole dispositive power for 5,965,659 shares, and Franklin Templeton Portfolio Advisory, Inc had sole voting and dispositive power for 6,085 shares.  Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

On March 1, 2008, the Trust Department of Trustco Bank held 2,038,261 shares of TrustCo common stock as executor, trustee, and agent (2.69% of outstanding shares) not otherwise reported in this Proxy Statement.  Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval and/or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members.  TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.  Also, all related party transactions that federal securities laws require to be disclosed in this Proxy Statement must be approved by the Company’s audit committee.  Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features.  Trustco Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees, and has adopted a policy to this effect.  In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.  TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Some of the directors and executive officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $120,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future.  All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons.  Also, Thomas O. Maggs is the president and principal owner of Maggs & Associates, which TrustCo has retained for assistance in obtaining commercial insurance coverage and paid commission premiums for such services of $88,770 in 2007.  In addition, Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner.  Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it.  During the year ended December 31, 2007, $425,789 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.  Also, TrustCo has entered into a consulting agreement with Robert A. McCormick as more specifically set forth previously in the discussion of Director Compensation.  Each of the loans and other transactions described above was approved by the Board of Directors, or appropriate Board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized.  TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances.  A copy of these agreements were filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 (with respect to Messrs. McCormick and Cushing) and to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (with respect to Mr. Salvador).  Finally, TrustCo renewed insurance for the indemnification of its executive officers and directors and executive officers and directors of Trustco Bank from St. Paul Mercury Insurance Company effective for the one-year period from October 10, 2007 to October 10, 2008.  The cost of this insurance was $286,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank.  TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock and other equity securities with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements have been met.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis.  Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2009 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 10, 2008.  Proposals intended to be considered at the 2009 annual meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices not later than February 20, 2009.  Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED.  IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT.  HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND.  THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

APPENDIX A

CORPORATE GOVERNANCE COMMITTEE CHARTER

TRUSTCO BANK CORP NY

AS APPROVED BY THE BOARD OF DIRECTORS
ON FEBRUARY 19, 2008

Purpose

The Corporate Governance Committee (the “Committee”) of TrustCo Bank Corp NY (the “Company”) is appointed by the Board of Directors (the “Board”) of the Company to assist the Board to develop, recommend and annually review with the full Board a set of Corporate Governance Guidelines applicable to the Company.  The Committee’s primary duties and responsibilities are to assist the Board with respect to:

1.	Developing and recommending Corporate Governance Guidelines outlining the governance of the Company by the Board.

2.	Annually reviewing the Corporate Governance Guidelines with the full Board.

3.	Annually reviewing the performance of the Board and its members.

Membership

The Committee shall be comprised of not less than three members of the Board meeting the requirements specified in the following paragraph, plus the Chairman of the Board.  One member of the Committee will be the Chair of the Audit Committee.

All members of the Committee shall satisfy the experience and independence requirements as defined for listing under the rules and regulations of the Nasdaq Stock Market.”  Each member shall be financially literate in accordance with the requirements of the NASD and the SEC, as determined by the Board in its business judgement and in accordance with applicable law and regulations.

Appendix A-1

Committee Authority, Duties and Responsibilities

The Committee shall:

1.	Develop and approve the Company’s Corporate Governance Guidelines and subsequently review and approve the Guidelines annually;
2.	Review and approve the Company’s Code of Conduct annually;
3.	Provide oversight in regard to the process of selecting potential candidates for seats on the Board;
4.	Establish and annually review guidelines covering Board member attendance, compensation, development, performance and stock ownership.
5.	Summarize its activities and provide any recommendations to the Board at the Board’s next regular meeting following each meeting of the Committee.
6.	Have such other authority and responsibilities as may be assigned to it from time to time by the Board.

The forgoing shall be the common recurring activities of the Committee in carrying out its functions.  These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate in light of the circumstances. The Committee believes that its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management of the Company and the Independent Auditor. It is not the responsibility of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s Code of Conduct.

Committee Structure and Operations

The Chair of the Corporate Governance Committee will be selected annually by the Board of Directors.  The Committee must meet at least twice per year or more frequently if circumstances dictate. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain outside advisors.

Appendix A-2

APPENDIX B

DIRECTOR NOMINATIONS POLICY

TRUSTCO BANK CORP NY

AS APPROVED BY THE BOARD OF DIRECTORS
ON FEBRUARY 19, 2008

I.	GENERAL

This Policy provides guidance for the members of the Board of Directors of TrustCo Bank Corp NY (the “Company”) with respect to:

•	identifying director and committee member candidates, and

•	nominating candidates for election to the Board and appointment to committee membership.

The Board of Directors believes it is appropriate for the Company not to have a standing nominating committee because a high percentage of the Company’s directors are independent under the standards of the National Association of Securities Dealers, Inc. for companies whose shares are traded on The NASDAQ Global Select Market. Moreover, the Board believes that all of the directors have significant expertise in the operations and needs of the Company and its Board of Directors, and have valuable insights to offer regarding the value that qualified directors can bring to the Company and whether at any given time there might be any needs the Board of Directors may have that are not being adequately served by this current Board of Directors. Consequently, the Board believes the Company and its stockholders would be best served by having all directors participate in the deliberative process of choosing nominees for director of the Company.

II.	NOMINATIONS POLICY

A.	Policy Review.

•	From time to time, but at least once each year, the full Board will review and reassess the adequacy of this policy and recommend proposed changes.

•
The Board will publicly disclose this policy and any such amendments at the times and in the manner required by the Securities and Exchange Commission (“SEC”) and/or any other regulatory body having authority over the Company, and in all events post such policy and amendments in accordance with applicable law.

Appendix B-1

B.           Board Membership.

It is the responsibility of each member of the Board to identify, and bring to the attention of the full Board, persons who may be suitable for election to the Board.

•	The Board will maintain an active file of potential suitable candidates for consideration as nominees to the Board.

•	Candidates for board membership generally should have:

-	high personal and professional ethics, integrity and values;

-	an inquiring and independent mind, practical wisdom and mature judgment;

-	broad policy-making experience in business, government or community organizations;

-	expertise useful to the Company and complementary to the background and experience of other Board members;

-	willingness to devote the time necessary to carrying out the duties and responsibilities of Board membership;

-	commitment to serve on the Board over a period of several years to develop knowledge about the Company, its strategy and its principal operations; and

-	willingness to represent the best interests of all of the Company’s constituencies.

This list is not intended to be an exclusive list of nominee criteria, and Board members will use their best judgment in identifying potential Board candidates.

•
After a possible candidate is identified, the Board will investigate and assess the qualifications, experience and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the Board.

•
From time to time, but at least once each year, the full Board will meet to evaluate the needs of the Board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies.

•	All nominees must be approved by a majority of the members of the Board who are independent as defined in the listing standards for The NASDAQ Global Select Market.

C.	Shareholder Nominations

•	The Board will consider under this Policy written recommendations by shareholders for nominees for election to the Board.

Appendix B-2

Such written recommendations must be delivered or mailed to the Board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days notice of the meeting is provided.

*            *         *

In performing their responsibilities under this Policy, Board members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

•	Officers or employees of the Company whom the Board members believe in good faith to be reliable and competent in the matters presented;

•	Other persons as to matters which the Board believes in good faith to be within the professional or expert competence of such person; or

•	Committees of the Board as to matters within such committees’ designated authority which committees the Board believes in good faith to merit confidence.

 Appendix B-3

Admission Ticket
Annual Meeting of Shareholders

Monday, May 19, 2008

10:00 AM

Mallozzi's Restaurant
1930 Curry Road
Rotterdam, NY 12303

AGENDA

*	Introductions and Welcome
*	Chairman's Remarks
*	Election of Directors
*	Ratification of the Appointment of Independent Auditors
*	General Discussion

If you and your guest plan on attending the Annual Meeting, please mark the appropriate box in the Special Notes section of the proxy card above. Please present this ticket for attendance.

-------------------------------

1

TRUSTCO BANK CORP NY

This proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the annual Meeting of Shareholders to be held at Mallozzi's Restaurant, 1930 Curry Road Rotterdam, NY 12303, on May 19, 2008.

The person whose name and signature appears on the front of this card hereby appoints Paul Heiner and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, and at any adjournments or postponements thereof.

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR all the nominees listed in Proposal 1, and FOR Proposal 2, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting or any adjournments postponements thereof.

Please sign and date this proxy card on the reverse side and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted.

(Continued and to be signed on the reverse side)

COMMENTS:
14475

ANNUAL MEETING OF SHAREHOLDERS OF

TRUSTCO BANK CORP NY

May 19, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000011000 7	051908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X ☐
			FOR	AGAINST	ABSTAIN
1. Election of Anthony J. Marinello and William D. Powers as directors for three-year terms.			2. Ratification of the appointment of KPMG LLP as TrustCo's independent auditors for 2008. ☐	☐	☐

NOMINEES:
☐ FOR ALL NOMINEES	O Anthony J. Marinello
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O William D. Powers
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:			TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SPECIAL NOTES:
			I PLAN TO BRING A GUEST	☐
			I PLAN TO ATTEND MEETING	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.